FORM N-8A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:       Adams Street Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

           UBS Tower
           One North Wacker
           Chicago, Illinois  60606

Telephone Number (including area code):  (312) 553-7890

Name and address of agent for service of process:

            Chevalier Walker
            CTC Corporation System
            111 8th Avenue
            New York, New York  10011

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                    YES  X           NO
                        ---             ---
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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Chicago and State of Illinois on the 5th day of August, 2002.

Adams Street Trust

By:         Adams Street Partners, LLC
            -----------------------------------
            Its Administrative Agent


By:         /s/ Michael J. Jacobs
            -----------------------------------
            Partner




Attest:

By:         Adams Street Partners, LLC
            -----------------------------------
            Its Administrative Agent


By:         /s/ Valencia Redding
            -----------------------------------
            Associate